Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2010

— Solid progress in both biofuels and specialty enzymes —

CAMBRIDGE, Mass., May 10, 2010 – Verenium Corporation (NASDAQ: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today reported financial results for the first quarter of 2010. The Company also provided a summary of recent highlights.

“I’m very pleased with the successful first quarter and start to 2010 Verenium had with both its biofuels and specialty enzymes business units,” said Carlos A. Riva, President and Chief Executive Officer of Verenium. “Of note, the $5.0 million in gross margin generated from enzyme sales for the quarter is a record for us and is an indication of the strength in that business.”

Company Highlights

Since the beginning of 2010, Verenium has made significant progress in several important areas, including:

•	Announced an additional $4.9 million award from the U.S. Department of Energy (DOE) to fund activities at the Company’s demonstration-scale facility in Jennings, Louisiana;

•

Extended the joint development program established in August 2008 with partner BP, including funding from BP of $2.5 million per month for an additional four months and a process for BP to fund certain additional activities associated with the technology development program;

•	Continued the optimization process at the demonstration plant, including:

•	Significantly increasing the ability to run campaigns through improved mechanical operability and reliability of the plant; and

•	Setting new concentration records for enzyme production, a critical component in improving production economics.

•	Generated record gross product margin of $5.0 million in the first quarter;

•	Gained solid product sales growth with total product revenues representing 89 percent of total revenues in the first quarter;

•	Improved revenue mix from increasing sales of Company’s newer enzymes including Fuelzyme, Veretase and Purfine;

•	Introduced Xylathin, a highly active enzyme designed to significantly improve the economics of fuel ethanol production from cereal grains further expanding the Company’s product portfolio;

•	Implemented Purifine enzymatic degumming process into the world’s largest soybean crushing facility; and

•	Aggressively managed costs to conserve capital.

Financial Results

Total revenues for the quarter ended March 31, 2010 were $13.0 million compared to $14.4 million for the same period in the prior year, with product revenues representing 89 percent of total revenues for the three months ended March 31, 2010 compared to 73 percent for the same period in the prior year. Product revenues for the quarter ended March 31, 2010 increased to $11.6 million compared to $10.6 million for same period in the prior year, primarily due to an increase in revenues from the Company’s Veretase and Xylathin enzymes, which continued to gain acceptance in the grain ethanol markets, and Purifine enzyme for the soybean oil processing market. The Company’s Fuelzyme revenues returned to levels achieved in the first quarter of 2009, indicating recovery in the corn ethanol market.

Product gross margin dollars increased to $5.0 million in the first quarter ended March 31, 2010, versus $4.8 million for the same period in the prior year, due primarily to an increase in the royalty on Phyzyme profits received from Danisco, combined with an increase in sales of higher margin enzyme products.

Excluding cost of product revenues, total operating expenses decreased $2.3 million to $24.7 million (including share-based compensation of $0.5 million) for the three months ended March 31, 2010 from $27.0 million (including share-based compensation of $2.5 million) for the three months ended March 31, 2009. Excluding the impact of share-based compensation, total operating expenses decreased $0.3 million for the three months ended March 31, 2010 as compared to the same period in 2009 due to a $0.8 million decrease in expenses related to Vercipia Biofuels, the Company’s jointly owned special purpose entity with BP, which was included in the Company’s consolidated results of operations during 2009. Effective for 2010, the results of operations for Vercipia are excluded from the Company’s consolidated results due to the deconsolidation based upon authoritative new accounting guidance. This decrease in expenses was partially offset by increases in expenses related to the Company’s ongoing demonstration-scale facility optimization efforts.

Total operating expenses include gross expenses incurred to support ongoing development related to the Company’s Galaxy joint venture with BP, which continues to be consolidated in the Company’s financial statements. BP’s share of the total operating expenses of the joint ventures was $7.5 million for the first quarter ended March 31, 2010 and $7.9 million for the first quarter ended March 31, 2009, and is included below operating expenses as “Loss attributed to non-controlling interest in consolidated entities” on the Company’s Consolidated Income Statement. On a non-GAAP basis, net of BP’s share of expenses, pro forma net operating expenses decreased as compared to prior periods, reflecting the cost sharing and the Company’s expense minimization efforts.

Interest expense related almost exclusively to the cash and non-cash interest expense from the Company’s convertible debt instruments. Of total net interest expense for the first quarter ended March 31, 2010, $0.5 million represents non-cash interest expense related to the Company’s convertible notes, compared to $1.6 million in non-cash interest for the same period in 2009.

Net loss attributed to Verenium for the quarter ended March 31, 2010 was $12.0 million compared to net income $3.3 million for the same period in 2009. Adjusted for the non-cash impact of accounting related to the 8% and 9% convertible notes, the Company’s non-GAAP pro-forma net loss for the quarter ended March 31, 2010 was $12.7 million compared to $13.6 million for the same period in the prior year. The Company believes that excluding the non-cash impact of these items provides a more consistent measure of operating results.

As of March 31, 2010, the Company had unrestricted cash and cash equivalents totaling approximately $15.5 million compared to $32.1 million as of December 31, 2009. A significant portion of the decrease in cash and cash equivalents is due to the deconsolidation of Vercipia cash and cash equivalents of approximately $7.2 million, based upon authoritative accounting guidance effective on January 1, 2010. In April 2010, the Company was awarded, and collected, an additional $4.9 million from the DOE related to activities at its demonstration-scale facility in Jennings, Louisiana, which is not reflected in the March 31, 2010 cash balance.

About Verenium

Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and animal health markets. The Company possesses integrated, end-to-end capabilities and cutting-edge technology in pre-treatment, novel enzyme development, fermentation and project development for next-generation biofuels. Through Vercipia, a 50-50 joint venture with BP, the Company is moving rapidly to commercialize cellulosic technology for the production of ethanol from a wide array of non-food feedstocks, including dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium’s Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium’s world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions. For more information on Verenium, visit http://www.verenium.com.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to the Company’s lines of business, operations, capabilities, commercialization activities, joint ventures, cellulosic ethanol facilities, target markets and future financial performance, results and objectives, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, risks associated with Verenium’s technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium’s demonstration plant, risks associated with Verenium’s ability to obtain additional capital to support its planned operations and financial obligations, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium’s dependence on existing collaboration, joint venture, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and laws and regulations applicable to them, and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2009 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts: Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Manager, Corporate Communications 617-674-5357 sarah.carmody@verenium.com

Verenium Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Revenues:
Product	$11,562	$10,569
Grant	738	2,558
Collaborative	731	1,264

Total revenue	13,031	14,391

Operating expenses:
Cost of product revenue	6,516	5,755
Research and development	16,999	17,815
Selling, general and administrative	7,698	9,172

Total operating expenses	31,213	32,742

Loss from operations	(18,182)	(18,351)
Interest expense and other, net	(1,980)	(3,114)
Gain on debt extinguishment	598	3,609
Gain on net change in value of derivative assets and liabilities	68	13,309

Net loss	$(19,496)	$(4,547)
Loss attributed to non-controlling interest in consolidated entities	7,500	7,870

Net (loss) income attributed to Verenium	$(11,996)	$3,323

Basic and diluted net (loss) income per share	$(0.99)	$0.57

Shares used in computing basic net (loss) income per share	12,057	5,857
Shares used in computing diluted net (loss) income per share	12,057	5,866

Note: All share and per share data has been retroactively adjusted for the Company’s 1-for-12 reverse stock split, which was effective September 9, 2009.

Verenium Corporation

Consolidated Balance Sheet Data

(in thousands)

	March 31, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$15,505	$32,055
Accounts receivable, net	7,668	7,209
Inventory, net	3,621	2,653
Other current assets	4,032	4,657
Restricted cash	10,400	10,400
Property, plant and equipment, net	105,988	108,399
Other noncurrent assets	2,212	2,549

Total assets	$149,426	$167,922

Current liabilities, excluding deferred revenue	$22,369	$22,967
Deferred revenue	2,599	2,199
Convertible notes, at carrying value	104,101	105,756
Other long term liabilities	6,833	6,798
Stockholders’ equity	13,524	30,202

Total liabilities, noncontrolling interests and stockholders’ equity	$149,426	$167,922

Verenium Corporation

Unaudited Supplemental and Non-GAAP Pro Forma Financial Information

(in thousands, except per share amounts)

	Product Gross Margin Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Product revenues	$11,562	$10,569
Cost of product revenues	6,516	5,755

Product gross margin	$5,046	$4,814

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Operating expenses (excluding cost of product revenue)	$24,697	$26,987

Adjustments:
Loss attributed to non-controlling interest in consolidated entities	(7,500)	(7,870)

Non-GAAP pro forma net operating expenses	$17,197	$19,117

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Net (loss) income attributed to Verenium	$(11,996)	$3,323

Adjustments:
Gain on debt extinguishment	(598)	(3,609)
Gain on net change in value of derivative assets and liabilities	(68)	(13,309)

Non-GAAP pro forma net loss	$(12,662)	$(13,595)
Non-GAAP pro forma net loss per share	$(1.05)	$(2.32)